EXHIBIT 10.19
                              EMPLOYMENT AGREEMENT


         This Employment Agreement (this "Agreement") is made effective as of April 1, 1997, between Michael L. Hlinak ("Employee") and EqualNet Holding Corp., a Texas corporation ("Employer").

1. EMPLOYMENT. Employee shall be retained as Executive Vice President and Chief Operating Officer to perform such specific duties and have such responsibilities as the Employer's President and Chief Executive Officer will, from time to time, establish. As Executive Vice President and Chief Operating Officer, Employee shall be responsible for the day-to-day operation of the Employer and its subsidiaries (collectively, the "Company") and will have reporting to him the Vice Presidents which head each of the Company's operating departments (i.e., Customer Service, Information Systems, Network Operations and Finance).

2. TERM OF EMPLOYMENT. Employee's employment in this position shall commence on April, 1997, and shall continue thereafter for a term of approximately two years ending March 31, 1999.

3. COMPENSATION AND BENEFITS.

        (a) As compensation for his services hereunder during the term of this Agreement, the Employee shall be paid wages at the rate of $170,000 per year for each year during the term of this Agreement (the "Salary"). All payments of the Salary shall be paid in accordance with the usual payroll practices of the Employer subject to all appropriate withholdings or deductions required by law or by Employer's established policies. Employer may increase the Salary at Employer's sole discretion but shall not reduce the Salary below the annual rate established by this Agreement.

        (b) Employer agrees to offer to Employee an annual performance bonus beginning on January 1, 1998, and on an annual basis thereafter. Employer and Employee will negotiate and agree upon the parameters of this performance bonus. They currently anticipate that the performance bonus will be based upon Employer's performance in relationship to the annual budgets that Employee will prepare and will be in an amount not to exceed 33 and 1/3 percent of Employee's base pay as outlined in 3(a) above, assuming Employee achieves 100 percent of the to-be-determined bonus criteria objectives.

        (c) During the term of the Employee's employment under this Agreement, the Employee also shall be entitled to receive the following:

                i. health insurance benefits and participation in the Employer's other benefit plans (other than any stock option or similar plan(s)) to such extent as determined by the Board of Directors of the Employer;

                ii. 25 days of combined vacation and sick days for use at the Employee's discretion ("Choice Days") and all holidays for which the Employer is not open for business;
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                iii.    reimbursement of reasonable expenses related to the
                        performance of his duties hereunder; provided, however, that in order to be reimbursed the Employee must submit vouchers or other satisfactory evidence of such expenses; and

                iv.     the benefits summarized on EXHIBIT A attached hereto.

                No cash payments shall be made to the Employee for Choice Days not taken, nor shall Choice Days accumulate from year to year, except that if any Choice Days remain unused on the expiration of 60 calendar days following the anniversary date of the Employee's employment with the Employer, a cash equivalent of up to a maximum of five Choice Days shall be contributed to the Employer's 401(k) Plan. Any remaining unused Choice Days shall be forfeited.

        (d) Employer and Employee agree that upon surrender of Employee's option agreements listed on EXHIBIT B hereto, Employer will grant to Employee options for an equal number of shares of Common Stock, $.01 par value per share, of Employer (the "Common Stock") at an exercise price equal to the fair market value of the Common Stock on the date of such grant and with similar terms as the options surrendered, except that upon a change of control of Employer, all of such options will immediately vest.

4. CONFIDENTIAL INFORMATION AND DISCOVERIES OF THE EMPLOYER.

        (a) The Employee has access to confidential information of the Employer, including, but not limited to, corporate books and records, financial information, personnel information, lists of customers and suppliers, processes or dealings, patents, inventions, discoveries, information, data, programs, know-how, knowledge, and other trade secrets ("CONFIDENTIAL INFORMATION"). "Confidential Information" shall also include but is not limited to confidential evaluations of, and the confidential use or non-use by the Employer or any subsidiary thereof of, technical or business information not in the public domain.

                To ensure the continued secrecy of the Confidential Information, the Employee agrees that he will not at any time during the term of this Agreement or thereafter, until such Confidential Information comes into the public domain other than as a result of actions taken by the Employee, divulge such Confidential Information to any person or entity or use such Confidential Information himself outside of his employment by the Employer.

                During the term of this Agreement, the Employee shall not make, other than for the benefit of the Employer, any notes or memoranda relating to any matter within the scope of the business of the Employer or concerning any of its dealings or affairs, nor shall the Employee use or permit to be used any such notes or memoranda, other than for the benefit of the Employer. Upon the termination of the term of this Agreement, the Employee shall not take from the Employer, or otherwise retain, and shall surrender to the Employer, any such Confidential Information and any records, files, notes, memoranda, or other documents, or copies thereof, relating to the business or affairs of the Employer.

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                The obligations of this Section 4(a) shall not apply to
                Confidential Information that: (i) at the time of the Employee's employment by the Employer was in the public domain; (ii) is or becomes generally available in the public domain other than pursuant to a breach by the Employee of his obligations under this Section 4(a); or (iii) the Employee can show was acquired, or is acquired after the date of this Agreement, from a third party and such third party did not obtain such Confidential Information from the Employer subject to or in violation of obligations similar to those set forth in this Section 4(a).

        (b) Any and all inventions, discoveries, processes, methods, designs, programs and/or know-how, whether or not patentable, that the Employee may conceive or make, either jointly or alone, during the term of this Agreement and: (i) for which the Employer provided equipment, supplies, facilities, or Confidential Information; or (ii) that was developed on or partially on the Employer's time; or (iii) that relates to the Employer's current business or business that the Employer is planning to develop or to the Employer's actual or planned research or development or that results from any work performed by the Employee for the Employer, shall be the sole and exclusive property of the Employer (collectively, referred to as an "EMPLOYER INVENTION"). The Employee shall promptly disclose to the Employer all Employer Inventions that he may conceive or make, alone or with others, during the term of his employment by the Employer, and that directly or indirectly are based on his knowledge of the information or the actual or anticipated business or interests of the Employer or any of its subsidiaries.

                Without further compensation, but at the Employer's expense, the Employee shall give all testimony and execute all patent applications, rights or priority, assignments and other documents and in general do all lawful things requested of the Employee by the Employer to enable the Employer to obtain, maintain and enforce protection of such ideas, inventions and discoveries, and any improvements or modifications therein, for and in the name of the Employer, or its nominee, in all countries of the world. However, should the Employee render any of these services following termination of the Term of Agreement, the Employee shall be compensated at a rate of $100.00 per hour and shall be reimbursed for reasonable out-of-pocket expenses incurred in rendering the services.

5. NON-COMPETITION.

        (a) Employee acknowledges that he has had and during the Term of Agreement the Employer has agreed to provide to him, and he has and shall receive from the Employer special knowledge. Employee acknowledges that included in the special knowledge received is the Confidential Information identified in Section 4 above. Employee acknowledges that this Confidential Information is valuable to the Employer and, therefore, its protection and maintenance constitutes a legitimate interest to be protected by the Employer by the enforcement of this covenant not to compete. Therefore, Employee agrees that during the term of this Agreement and for a period commencing upon the

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                termination of Employee's engagement hereunder and ending upon the second anniversary thereof, unless otherwise extended pursuant to the terms hereof, Employee will not, directly or indirectly, either as an employee, employer, consultant, agent, principal, partner, stockholder (other than as the owner of less than five percent of the equity securities of a business entity), corporate officer, director, or in any other individual or representative capacity, engage or participate in any business that is engaged in the sale or marketing of long distance telephone service within the United States of America or within any other geographic area of the world where the Employer engages or proposes at the time of the termination of the Term of Agreement to engage in business (the "Restricted Area"). Employee represents to the Employer that the enforcement of the restriction contained in this Section 5 would not be unduly burdensome to Employee and that Employee agrees to be bound by this covenant not to compete in order to induce the Employer to pay the Employee's compensation during the term of this Agreement in the amount set forth in Section 3 hereof.

        (b) Employee agrees that a breach or violation of this covenant not to compete by Employee shall entitle the Employer, as a matter of right, to an injunction issued by any court of competent jurisdiction as set forth in Section 8 hereof. Such right to an injunction shall be cumulative and in addition to, and not in lieu of, any other remedies to which the Employer may show itself justly entitled. Further, during any period in which Employee is in breach of this covenant not to compete, the time period of this covenant shall be extended for an amount of time that Employee is in breach hereof.

        (c) In addition to the restrictions set forth in paragraph 5(a) of this Section 5, Employee shall not for a period commencing upon the termination of the term of this Agreement and ending upon the second anniversary thereof, either directly or indirectly,
                (i) make known to any person, firm or corporation that is engaged in the sale or marketing of long distance telephone service, the names and addresses of any of the customers or agents of the Employer or contacts of the Employer or any other information pertaining to such persons, (ii) call on, solicit or take away, or attempt to call on, solicit or take away, any of the customers or agents of the Employer within the Restricted Area on whom Employee called or with whom Employee became acquainted during Employee's association with the Employer, whether for Employee or for any other person, firm or corporation within any state in which Employer is conducting or has conducted its business during the term of the Agreement or
                (iii) recruit or hire or attempt to recruit or hire, directly or by assisting others, any employee, agent or consultant of the Employer or any of its affiliates.

        (d) The representations and covenants contained in this Section 5 on the part of Employee will be construed as ancillary to and independent of any other provision of this Agreement, and the existence of any claim or cause of action of Employee against the Employer or any officer, director, or shareholder of the Employer, whether predicated on this Agreement or otherwise, shall not constitute a defense to the enforcement by the Employer of the covenants of the Employee contained in this
                Section 5.

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                In addition, the provisions of this Section 5 shall continue to be binding upon Employee in accordance with its terms, notwithstanding the termination of the term of this Agreement for any reason.

        (e) If Employee violates any covenant contained in this Section 5 and the Employer brings legal action for injunctive or other relief, the Employer shall not, as a result of the time involved in obtaining the relief, be deprived of the benefit of the full period of any such covenant. Accordingly, the covenants of Employee contained in this Section 5 shall be deemed to have durations as specified above, which periods shall commence upon the termination of the term of this Agreement and shall be extended for the amount of time between the termination of the term of this Agreement and the date of entry by a court of competent jurisdiction of a final judgment enforcing such covenants.

        (f) The parties to this Agreement agree that the limitations contained in this Section 5 with respect to geographic area, duration and scope of activity are reasonable. However, if any court shall determine that the geographic area, duration or scope of activity of any restriction contained in this Section 5 is unenforceable, it is the intention of the parties that such restrictive covenant set forth herein shall not thereby be terminated but shall be deemed amended to the extent required to render it valid and enforceable.

6. TERMINATION.

        (a) The term of this Agreement and Employee's obligations to Employee hereunder may be terminated by the Employer upon the occurrence of any of the following events:

                i. if the Employer gives written notice to the Employee of its intent to terminate this Agreement for Cause (as defined below), with the date of termination to be specified in such notice;

                ii. if the Employee notifies Employer of his intent to terminate his employment hereunder;

                iii.    the death of the Employee; or

                iv. if, for a continuous period of 90 calendar days, or for more than 120 calendar days in any 365 day calendar period, excluding any authorized Choice Days or authorized leave of absence, the Employee

                        (1)     is absent or,

                        (2) is expected to be absent from his employment or is otherwise unable to perform his duties, as reasonably determined by a disinterested physician selected by the Board of Directors, by reason of illness, injury, or mental or physical disability;

                        provided that, in the case set forth in Section 4.2(iv)(b), the Employer shall continue to pay the employee his salary and provide him and his dependents with coverage under his existing medical insurance policies until the earlier to occur of (i) ninety (90) days after the date of termination and (ii) the Employee's disability policy begins to pay benefits to Employee.

                        For purposes of this Section 6(a), "CAUSE" shall mean:
                        (a) if the Employee is guilty of any willful misconduct or neglect in the discharge of his duties hereunder, provided that notice thereof has been given to employee;
                        (b) if the Employee is convicted of or pleads guilty or nolo contendere to any act of moral turpitude, other than an offense that in the opinion of the Board of Directors does not affect the Employee's position as an employee; or (c) if the Employee violates any material provision of Sections 4, 5 or 7 of this Agreement.

        (b) Employer may terminate this Agreement at any time prior to March 31, 1999, without Cause; provided that upon any such termination Employee shall receive as severance pay an amount equal to eighteen (18) months of Salary and bonus, if any has been earned as provided herein and Employee shall have the right to remain covered by the Employer's medical insurance policies, if any, pursuant to the terms hereof (subject to the earlier termination of such medical insurance benefits upon the provision of similar insurance benefits by a subsequent employer), although any and all other benefits would cease.

        (c) Employee may terminate this agreement if (i) Employer materially breaches any of the provisions in this Agreement, (ii) a change of control of the Employer occurs or (iii) Employer materially changes Employee's duties. If Employee terminates this agreement as provided in this paragraph 6(c) then, provided that Employee is not materially at fault, Employee shall not be liable to Employer for any damages as a result thereof and shall not be bound by the provisions of Section 5 of this agreement. Additionally, Employee shall receive as severance pay an amount equal to eighteen (18) months of the Salary and bonus, if any has been earned, as provided for herein. The Salary will be paid by Employer to Employee pursuant to regular payroll cycles upon termination and said bonus, if any has been earned, will be paid quarterly for six consecutive quarters as provided herein. For purposes of this paragraph 6(c), the term "change of control of Employer" shall mean the consummation of any event or series of events that results in (i) Employer's consolidation with, or merger with or into, any other entity if in connection with such consolidation or merger, all or part of the Common Stock shall be changed into or exchanged for stock or other securities of any other entity or cash or any other property, (ii) Employer's selling or otherwise transferring (or one or more of its subsidiaries selling or otherwise transferring) to a person or person or entity or entities, in one or more transactions or a series of related transactions, assets that constitute 50% or more of the assets of the Company or assets that provide or previously provided 50% or more of the consolidated revenues of the Company or (iii) a person or entity, together with its affiliates, acquiring 50% or more of the outstanding capital stock of Employer.

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7. AGREEMENT NOT TO SOLICIT. To induce the Employer to enter into this
Agreement, the Employee agrees, during the term of the Term of Agreement, and for a period of two years after the termination of this Agreement pursuant to
Section 6 for any reason, not to, directly or indirectly, for his own account or for the account of others, employ any of the Employer's employees or induce any of the Employer's employees to leave their employment, nor will the Employee in any other way interfere with the employee relations of the Employer.

8. REMEDIES. The Employee acknowledges that the provisions of Sections 4, 5 and 7 are reasonable and necessary for the protection of the Employer and that the Employer will be irrevocably damaged if such provisions are not specifically enforced. Accordingly, in the event of breach or threatened breach of the provisions of Sections 4, 5 or 7 it is understood and agreed that the Employer shall be entitled to injunctive relief (without bond or other security being required) as well as any and all other applicable remedies at law and in equity. Should a court of competent jurisdiction declare any of these provisions unenforceable due to an unreasonable restriction of duration or geographical area, or for any other reason, such court shall have the express authority of the parties to this Agreement to reform such provisions and/or to grant the Employer any and all other relief, at law or in equity, reasonably necessary to protect the interests of the Employer. The Employee expressly acknowledges that
(i) he has been represented by separate legal counsel in connection with the negotiation of this Agreement who has explained the legal effects of these provisions and (ii) he considers these provisions to be reasonable.

9. NOTICES. Any notice, request or other communication to be given by any party to this agreement shall be in writing and be sent by certified mail, postage prepaid, addressed to the parties as follows:

        If to Employer:         EqualNet Holding Corp.
                                1250 Wood Branch Park Drive
                                Houston, Texas 77079
                                Attention: President and Chief Executive Officer

        If to Employee:         Michael L. Hlinak
                                19910 Erika Way
                                Katy, Texas 77450

or mailed to such other address as the parties respectively may designate by notice given in a like manner and any such notice, request or other communication shall be deemed to have been given when mailed as described above.

10. WAIVER OF BREACH. The waiver by Employee or Employer of any breach of any provision of this Agreement by Employer or Employee respectively shall not operate or be construed as a waiver by Employee or Employer of any subsequent breach by Employer or Employee respectively.

11. ENTIRE AGREEMENT. All prior negotiations and agreements between the parties to this agreement with respect to the matters herein contained are superseded by this agreement and there are no representations, warranties, understandings or agreements other than those expressly set forth in this agreement.

12. AMENDMENT. This agreement may be amended only by a written instrument signed by all parties hereto.

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13. PRESERVATION OF BUSINESS; FIDUCIARY RESPONSIBILITY. The Employee shall use his best efforts to preserve the business and organization of the Employer, to keep available to the Employer the services of its employees and to preserve the business relations of the Employee shall not commit any act that might reasonably be expected to injure the Employer. The Employee shall observe and fulfill proper standards of fiduciary responsibility attendant upon his service and office.

14. ASSIGNMENTS. The rights and obligations of the Employee hereunder are personal to him, and no such rights, benefits, duties or obligations shall be subject to voluntary or involuntary alienation, assignment or transfer.

15. EFFECT OF AGREEMENT. This Agreement shall be binding upon the Employee and his heirs, executors, administrators and legal representatives and upon the Employer and its successors and any permitted assigns.

16. GOVERNING LAW. This agreement and all claims or disputes relating to it or arising out of it, as well as its making, performance and interpretation, shall be governed by the laws of the State of Texas without giving effect to the choice of law principles.

17. WAIVER OF BREACH. The waiver by either party hereto of a breach of any provision of this Agreement by the other party hereto shall not operate or be construed as a waiver by such party of any subsequent breach of such other party.

18. SEVERABILITY. If any provision of this Agreement is declared unenforceable by a court of last resort, such declaration shall not affect the validity of any other provision of this Agreement.

19. CONSTRUCTION. The headings contained in this Agreement are for reference purposes only and shall not affect this Agreement in any manner whatsoever. Wherever required by the context, any gender shall include any other gender, the singular shall include the plural, and the plural shall include the singular.

20. TIME FOR PERFORMANCE. If the time for performance of any obligation set forth in this Agreement falls on a Saturday, Sunday, or legal holiday, compliance with such obligation on the next business day following such Saturday, Sunday, or legal holiday shall be deemed acceptable.

21. EXECUTION. This Agreement may be executed in multiple counterparts, each of which shall be deemed an original but all of which shall be deemed one instrument. The Employee acknowledges that he has read this Agreement and he understands that executing this Agreement is a condition of his employment by the Employer.

         IN WITNESS THEREOF, the parties have executed this agreement on the date above set forth.

EQUALNET HOLDING CORP.

By:      /S/ ZANE RUSSELL                /S/ MICHAEL L. HLINAK
         Zane D. Russell                 Michael L. Hlinak
         President and CEO               Employee

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                                                                       EXHIBIT A

                       HEALTH AND WELFARE BENEFITS SUMMARY

o Group comprehensive medical, dental, and term life insurance. Premiums for Employee and his dependents are paid in full by Employer.

o       Long term disability insurance.

o       Term life insurance in the amount of $250,000.00.

                                       A-1
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                                                                       EXHIBIT B

Option to purchase 45,000 shares of the common stock of EqualNet Holding Corp. at a per share exercise price of $2.50.

                                       B-1